Exhibit 5.1
[Penske Automotive Group, Inc. Letterhead]
January 29, 2010
Penske Automotive Group, Inc.
2555 Telegraph Road
Bloomfield Hills, Michigan 48302-0954
     RE: Registration Statement on Form S-1, No. 333-164453 (the “Registration Statement”)
Ladies and Gentlemen:
     I am acting as counsel for Penske Automotive Group, Inc., a Delaware corporation (the “Company”), in connection with the proposed underwritten public offering (the “Offering”) by Penske Automotive Holdings Corp. and International Motor Cars Group II, L.L.C. (together, the “Selling Stockholders”) of shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company, including Shares which may be offered and sold upon the exercise of an overallotment option to purchase additional Shares which may be granted to the underwriters by Penske Automotive Holdings Corp. The Shares are to be offered to the public pursuant to a purchase agreement to be entered into among the Company, the Selling Stockholders and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., as representatives of the underwriters (the “Purchase Agreement”). With your permission, all assumptions and statements of reliance set forth herein have been made without any independent investigation or verification on my part except to the extent otherwise expressly stated, and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.
     I have examined originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or appropriate for the purposes of this opinion. I have also conducted such investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as copies. As to any facts material to this opinion that I did not independently establish or verify, I have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of the Company and others, in each case, as I have deemed necessary or appropriate for the purposes of this opinion.
     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares registered pursuant to the Registration Statement to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and non-assessable.

     I am a member of the Bar of the State of New York and the Bar of the State of Michigan, and I have not considered, and I express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the State of Michigan, the General Corporation Law of the State of Delaware (which includes the statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect) and the federal laws of the United States of America, in each case as in effect on the date hereof (the “Relevant Laws”). The opinion expressed herein is given as of the date of effectiveness of the Registration Statement.
     I hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.
Very truly yours,
/s/ Shane M. Spradlin
Shane M. Spradlin
General Counsel